Exhibit 19

Copper Property CTL Pass Through Trust
Insider Trading Policy

Effective as of February 6, 2025

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Copper Property CTL Pass Through Trust (the “Trust”) and the handling of confidential information about the Trust and the companies with which the Trust engages in transactions or does business. The Trust’s Manager has adopted this Policy to promote compliance with U.S. federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) engaging in transactions in the securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

References to the “Manager” are to Hilco JCP LLC.

Persons Subject to the Policy

This Policy applies to directors, officers and employees of the Trust and the Manager and their respective subsidiaries. The Trust may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information about the Trust or the Manager. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

Transactions Subject to the Policy

This Policy applies to transactions in the Trust’s securities (collectively referred to in this Policy as “Trust Securities”), including the Trust’s trust certificates or any other type of securities that the Trust may issue, as well as derivative securities that are not issued by the Trust, such as exchange-traded put or call options or swaps relating to the Trust’s Securities. Transactions subject to this Policy include purchases, sales and bona fide gifts of Trust Securities.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Trust and to not engage in transactions in Trust Securities while in possession of material nonpublic information relating to the Trust, as appliable. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he, she or they complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Trust, the Compliance Officer or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Trust for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

Administration of the Policy

The Manager of the Trust shall appoint an individual to serve as the Compliance Officer for the purposes of this Policy, and in his or her absence, the Compliance Officer shall designate another individual to be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

Statement of Policy

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It is the policy of the Trust that executive officers are not permitted to, directly or indirectly, own any of the Trust Certificates. In addition, no officer or other employee of the Trust (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Trust may, directly, or indirectly through family members or other persons or entities:

1.Engage in transactions in Trust Securities, except as otherwise specified in this Policy under the headings “Transactions Under Trust Plans” and “Rule 10b5-1 Plans;”

2.Recommend that others engage in transactions in any Trust Securities;

3.Disclose material nonpublic information to persons within the Trust whose jobs do not require them to have that information, or outside of the Trust to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Trust’s policies regarding the protection or authorized external disclosure of information regarding the Trust; or

4.Assist anyone engaged in the above activities.

In addition, it is the policy of the Trust that no officer or other employee of the Trust (or any other person designated as subject to this Policy) who, in the course of working for the Trust, learns of material nonpublic information about a company (1) with which the Trust does business, such as the Trust’s distributors, vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with Trust, may engage in transactions in that company’s securities until the information becomes public or is no longer material.

It is also the policy of the Trust that the Trust will not engage in transactions in Trust Securities while aware of material nonpublic information relating to the Trust or the Trust Securities, as applicable.

There are no exceptions to this Policy, except as specifically noted herein. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Trust’s reputation for adhering to the highest standards of conduct.

Definition of Material Nonpublic Information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•Projections of future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed joint venture;
•A Trust restructuring;
•Significant related party transactions;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•major marketing changes;
•A change in management;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Impending bankruptcy or the existence of severe liquidity problems;
•The gain or loss of a significant customer or supplier;
•A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Trust’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or

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•The imposition of an event-specific restriction on trading in Trust Securities or the securities of another company or the extension or termination of such restriction.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. To establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information is generally considered widely disseminated if it has been disclosed through the newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website or on the Trust’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Trust’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, the Trust were to make an announcement on a Monday, you should not trade in Trust Securities until Thursday. Depending on the particular circumstances, the Trust may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Transactions by Family Members and Others

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Trust Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Trust Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Trust Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Transactions of Other Public Companies

The prohibition against insider trading also applies to trading in the securities of publicly traded companies other than the Trust if you have material, non-public information with respect to such company, including information you may have learned in the course of performing your duties for the Trust.

Special and Prohibited Transactions

The Trust has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Trust’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Trust’s preferences as described below:

Short-Term Trading. Short-term trading of Trust Securities may be distracting to the             person and may unduly focus the person on the Trust’s short-term stock market performance instead of the Trust’s long-term business objectives. For these reasons, any director, officer or other employee of the Trust who purchases Trust Securities in the open market may not sell any Trust Securities of the same class during the six months following the purchase (or vice versa).

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Short Sales. Short sales of Trust Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Trust’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Trust’s performance. For these reasons, short sales of Trust Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Trust’s long- term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a director, officer or employee to continue to own Trust Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Trust’s other shareholders. Therefore, officers and employees are prohibited from engaging in any such transactions.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Trust Securities, directors, officers and other employees are prohibited from holding Trust Securities in a margin account or otherwise pledging Trust Securities as collateral for a loan. (Pledges of Trust Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

The determination as to whether this sort of exception should apply may be difficult, because the ability for the person to pay on the loan in the future may not be readily ascertainable. If any such exception process is adopted, it should be specified that any person seeking an exception must submit a request for approval to the compliance officer at least two weeks prior to the transaction.

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Trust therefore discourages placing standing or limit orders on Trust Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

Additional Procedures

The Trust has established additional procedures to assist the Trust in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance Procedures. The persons designated by the Compliance Officer as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Trust Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least four business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a

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transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Trust Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Trust, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale.

Quarterly Trading Restrictions. The persons designated by the Compliance Officer as subject to this restriction, as well as their Family Members or Controlled Entities, may not conduct any transactions involving the Trust’s Securities (other than as specified by this Policy), during a “Restricted Period” beginning 14 days prior to the end of each fiscal quarter and ending on the third business day following the date of the public release of the Trust’s earnings results for that quarter. In other words, these persons may only conduct transactions in Trust Securities during the “Window Period” beginning on the third business day following the public release of the Trust’s quarterly earnings and ending 14 days prior to the close of the next fiscal quarter.

Event-Specific Restricted Periods. From time to time, an event may occur that is material to the Trust and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not engage in transactions in Trust Securities. In addition, the Trust’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from engaging in transactions in Trust Securities even sooner than the quarterly Restricted Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Trust’s Securities, without disclosing the reason for the restriction. The existence of an Event-Specific Restricted Period or the extension of a quarterly Restricted Period will not be announced to the Trust as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not engage in transactions in Trust Securities due to an Event-Specific Restricted Period, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an Event-Specific Restricted Period.

Exceptions. The requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Trust Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”) and must be in accordance with the Trust’s “Guidelines for Rule 10b5-1 Plans.” If the plan meets the requirements of Rule 10b5-1, transactions in Trust Securities may occur even when the person who has entered into the plan is aware of material nonpublic information.

To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and the Trust’s “Guidelines for Rule 10b5-1 Plans,” which may be obtained from the Compliance Officer. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two business days following the disclosure of the Trust’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification

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of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

Post-Termination Transactions

This Policy continues to apply to transactions in Trust Securities even after termination of service to the Trust. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not engage in transactions in Trust Securities until that information has become public or is no longer material.

Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in the Trust’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as enforcement authorities in foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Trust-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.

Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer.